EXHIBIT 16.1

[Arthur Andersen LLP Letterhead]

June 13, 2002

Office of the Chief Accountant
Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Dear Sir or Madam:

We have read Item 4 included in the Form 8-K dated June 13, 2002 of Myers Industries, Inc. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP
Arthur Andersen LLP

cc:  Mr. Gregory J. Stodnick